Exhibit 10.12(b)

AMENDMENT TO THE

VNU EXCESS PLAN

Pursuant to Section VI of the VNU Excess Plan (the “Plan”), and pursuant to duly authorized Resolutions of the VNU Administrative Committee, the Plan is hereby amended as set forth below, effective August 31, 2006.

1.	A new sentence shall be added at the end of the Introduction, as follows:

“Effective August 31, 2006, this Plan shall be frozen. There shall be no additional benefit accruals after August 31, 2006 and no additional participants shall be admitted after August 31, 2006.”

2.	A new sentence shall be added to the end of Section 1 of the Plan as follows:

“No one shall be admitted to participation in this Plan after August 31, 2006.”

Executed, as of the date indicated below opposite each name, by each Member of the VNU, Inc. Administrative Committee.

August 21, 2006	/s/ David Berger
Date	David Berger

August 21, 2006	/s/ Peter Gersky
Date	Peter Gersky

August 23, 2006	/s/ Thomas Kucinski
Date	Tom Kucinski